Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE ANNOUNCES
ORDER FOR ULTRA-DEEPWATER DRILLSHIP
Houston, Texas, January 3, 2011 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced that a subsidiary, Diamond Offshore Drilling Limited, has entered into a turnkey contract with Hyundai Heavy Industries Co., Ltd. for construction of a new ultra-deepwater drillship with delivery scheduled for late in the second quarter of 2013. Total cost, including commissioning, spares and project management, is expected to be approximately $590 million and will be paid out of available funds. Diamond Offshore has also obtained from Hyundai a fixed-price option for the purchase of a second drillship which the Company has the right to exercise at any time before the end of the first quarter of 2011.
The dynamically-positioned drillship will have a seven ram blow-out preventer, dual activity capability, five mud pumps and a maximum hook-load capacity of 1,250 tons. The unit will be designed for operations in up to 12,000 feet of water.
Diamond Offshore President and Chief Executive Officer Larry Dickerson said: “The addition of a new drillship to our fleet is part of a continuing effort to enhance our ultra-deepwater capabilities at attractive capital costs. Including our opportunistic acquisitions of the Ocean Courage and Ocean Valor in 2009, we have now purchased, ordered or upgraded six 10,000-foot ultra-deepwater units over the last four years. New drillship construction costs have declined substantially from peak pricing. As a result, we believe this new drillship will provide returns consistent with our long history of value creation for the Company and our stockholders.”
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements concerning future costs, sources of funds, timing of delivery and future returns, and are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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